                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              Cambrex Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[CAMBREX LOGO]

                              CAMBREX CORPORATION

                            ------------------------

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1999

     Notice Is Hereby Given that the 1999 Annual Meeting of Stockholders of Cambrex Corporation (the "Company") will be held in the Bergen Room at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on April 22, 1999, at 1:00 P.M., for the following purposes:

1. to elect four (4) directors in Class III to hold office until the 2002 Annual Meeting of Stockholders and until their successors shall be elected and qualified; and

2. to consider and act upon the approval of the appointment of PricewaterhouseCoopers L.L.P. as independent accountants for 1999; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record of Common Stock of the Company at the close of business on March 15, 1999, will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at the offices of American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. Stockholders may make arrangements for such inspection by contacting Peter E. Thauer, Vice President, General Counsel & Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.
                                                   By order of the Board of
                                                          Directors,

                                                            Peter E. Thauer,
                                                                 Secretary

March 19, 1999

                   THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
         PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
                RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

                              CAMBREX CORPORATION

                            ------------------------

                             1999 ANNUAL MEETING OF
                                  STOCKHOLDERS
                                PROXY STATEMENT

                            ------------------------

                               PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambrex Corporation (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on April 22, 1999, and at any adjournment of the meeting. The address of the Company's principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders on or about March 22, 1999.

     The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone or telegraph by the Company's officers, directors and employees without special compensation for such activities.

                        REVOCABILITY AND VOTING OF PROXY

     A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon and if no instructions are indicated, will be voted for the election of the four nominees for director named herein, and in favor of the selection of PricewaterhouseCoopers L.L.P. as independent accountants for the Company. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, the proxy will be voted for such substitute nominee, if any, as the Board of Directors shall propose.

     The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

                         RECORD DATE AND VOTING RIGHTS

     The Company has only one class of voting securities, Common Stock, par value $0.10 ("Common Stock"). Only holders of Common Stock of the Company of record at the close of business on March 15, 1999, will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 24,517,163 shares of Common Stock and each such share is entitled to one vote.

                             PRINCIPAL STOCKHOLDERS

     The following sets forth information with respect to the only persons of which the Company is aware as of February 15, 1999, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

                                           NUMBER OF SHARES        PERCENT
           NAME AND ADDRESS             BENEFICIALLY OWNED(1)    OF CLASS(2)
           ----------------             ---------------------    -----------
Capital Research and Management
Company...............................        2,530,000(3)           10.32%
SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071
Cyril C. Baldwin, Jr..................        1,355,070(4)            5.53%
39 Locust Avenue
New Canaan, Connecticut 06840

---------------
(1) Unless otherwise indicated (a) share ownership is based upon information furnished as of February 15, 1999 by the beneficial owner, and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 24,512,163 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1999, and (ii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

(3) In a Schedule 13G under the Securities Exchange Act of 1934 dated February 8, 1999 and filed by Capital Research and Management Company ("Capital"), Capital reported that it has sole dispositive power over 2,530,000 shares. Included in the 2,530,000 shares reported is an aggregate amount of 1,400,000 shares beneficially owned by SMALLCAP World Fund, Inc., which is advised by Capital. The shares reported on Capital's Schedule 13G are reported beneficially owned by SMALLCAP World Fund, Inc. and beneficial ownership is disclaimed pursuant to Rule 13d-4 by Capital.

(4) Includes 1,396 share equivalents held in the Director's Deferred Compensation Plan, 5,000 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 225,000 shares held by a family member as to which Mr. Baldwin disclaims beneficial ownership.

           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table gives information concerning the beneficial ownership of the Company's Common Stock on February 15, 1999, by (i) each director and nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

                                                            SHARES
                                                         BENEFICIALLY           PERCENT
                 BENEFICIAL OWNERS                         OWNED(1)           OF CLASS(2)
                 -----------------                         --------           -----------
Cyril C. Baldwin, Jr. .............................       1,355,070(3)            5.53%
Rosina B. Dixon, M.D. .............................          14,876(4)               *
George J.W. Goodman................................          20,929(5)               *
Roy W. Haley.......................................           2,250(6)               *
Kathryn Rudie Harrigan.............................          16,723(4)               *
Leon J. Hendrix, Jr. ..............................          14,638(7)               *
Ilan Kaufthal......................................          26,789(8)               *
William B. Korb....................................           2,000(9)               *
Robert LeBuhn......................................          31,143(10)              *
James A. Mack......................................         798,902(11)           3.26%

                                                            SHARES
                                                         BENEFICIALLY           PERCENT
                 BENEFICIAL OWNERS                         OWNED(1)           OF CLASS(2)
                 -----------------                         --------           -----------
John R. Miller.....................................           2,646(9)               *
Dean P. Phypers....................................          34,870(12)              *
Douglas H. MacMillan...............................         153,816(13)              *
Claes Glassell.....................................         206,034(14)              *
Steven M. Klosk....................................         281,207(15)           1.15%
Peter E. Thauer....................................         336,109(16)           1.37%
All Directors and Executive Officers as a group (27
  Persons).........................................       4,248,815(17)          17.33%

---------------
  *  Beneficial Ownership is less than 1% of the Common Stock outstanding

 (1) Except as otherwise noted, reported share ownership is as of February 15, 1999. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.

 (2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 24,512,163 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1999, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of February 15, 1999, but excluding awards made during 1998 which are subject to the achievement of performance objectives (see Option Grants in Last Fiscal Year), and
     (iii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

 (3) The number of shares reported includes 1,396 share equivalents held in the Director's Deferred Compensation Plan and 5,000 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 225,000 shares held by a family member for which beneficial ownership of such shares is disclaimed.

 (4) The number of shares reported includes 6,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans.

 (5) The number of shares reported includes 9,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 5,813 share equivalents held at February 15, 1999 in the Company's Directors' Deferred Compensation Plan.

 (6) The number of shares reported includes 2,000 shares issuable upon exercise of options granted under the Company's 1996 Stock Option Plan and 250 share equivalents held at February 15, 1999 in the Company's Directors' Deferred Compensation Plan.

 (7) The number of shares reported includes 6,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 5,138 share equivalents held at February 15, 1999 in the Company's Directors' Deferred Compensation Plan.

 (8) The number of shares reported includes 9,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans.

 (9) The number of shares reported includes 2,000 shares issuable upon exercise of options granted under the Company's 1996 Stock Option Plan.

(10) The number of shares reported includes 9,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans, 3,000 shares held by a family member for which beneficial ownership of such shares is disclaimed, and 5,347 share equivalents held at February 15, 1999 in the Company's Directors' Deferred Compensation Plan.

(11) The number of shares reported includes 423,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 38,615 shares held at December 31, 1998 in the Company's Savings Plan, and 91,565 share equivalents held at February 15, 1999 in the Company's Deferred Compensation Plan. 3,616 shares held by several family members are not included and beneficial ownership of such shares is disclaimed.

(12) The number of shares reported includes 9,500 shares issuable upon exercise of options granted under the Company's 1994 and 1996 Stock Option Plans and 5,870 share equivalents held at February 15, 1999 in the Company's Directors' Deferred Compensation Plan.

(13) The number of shares reported includes 150,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 616 shares held at December 31, 1998 in the Company's Savings Plan.

(14) The number of shares reported consists of 204,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 2,034 shares held at December 31, 1998 in the Company's Savings Plan.

(15) The number of shares reported includes 225,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 8,869 shares held at December 31, 1998 in the Company's Savings Plan, and 47,338 share equivalents held at February 15, 1999 in the Company's Deferred Compensation Plan.

(16) The number of shares reported includes 224,400 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 3,383 shares held at December 31, 1998 in the Company's Savings Plan, and 78,526 share equivalents held at February 15, 1999 in the Company's Deferred Compensation Plan.

(17) The number of shares reported includes 1,982,010 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days, 62,577 shares held at December 31, 1998 in the Company's Savings Plan, 23,814 share equivalents held at February 15, 1999 in the Directors' Deferred Compensation Plan and 217,429 share equivalents held at February 15, 1999 in the Company's Deferred Compensation Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed.

                               BOARD OF DIRECTORS

     The Board of Directors is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as required. During 1998 the Board held eight meetings.

     The Board has established four standing committees: the Audit Committee, the Compensation
Committee, the Environmental Committee and the Governance Committee.

     The Audit Committee, comprised of five non-employee directors, recommends to the Board the accounting firm to act as the independent accountants for the Company, consults with the accounting firm concerning the scope of the audit, reviews the audit results and reviews the Company's internal financial controls and procedures with the accountants and with members of management. The Audit Committee held four meetings in 1998.

     The Compensation Committee, comprised of five non-employee directors, oversees the Company's executive compensation programs and policies and administers the Company's Stock Option and Long-term Incentive Plans. The Compensation Committee held five meetings in 1998.

     The Environmental Committee, comprised of nine non-employee directors, oversees the Company's environmental affairs. The Environmental Committee held four meetings during 1998.

     The Governance Committee, comprised of three non-employee directors, is responsible for reporting to the Board of Directors concerning its evaluation of the performance of the Chief Executive Officer, individual directors and the Board as a whole. The Governance Committee makes recommendations to the Board of Directors concerning nominees for election to the Board at Annual Meetings and candidates for newly created directorships and vacancies on the Board. The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 2000 Annual Meeting should be sent to the Corporate Secretary of the Company not later than January 24, 2000, and should include a statement of the nominee's qualifications. The Governance Committee held one meeting in 1998.

     Under the retirement policy for non-employee directors established by the Board of Directors in 1989, a non-employee director (other than incumbent directors when the policy was adopted) must not have attained age 72 at the time of election and may not serve as a director beyond the Annual Meeting next following such person's 72nd birthday.

COMPENSATION OF DIRECTORS

     During 1998 the Company paid each non-employee director of the Company an annual fee of $16,000, as well as $1,000 for each Board, Committee (other than the Environmental Committee) and Stockholders' Meeting attended, except that the Chairmen of the Compensation, Audit and Governance Committees received $1500 for each Committee meeting attended. The Chairman of the Environmental Committee received $1500 for each Environmental Committee meeting attended, but the remaining Committee members did not receive fees for meeting attendance. In 1995 the Board adopted a policy that a minimum of one-half of Board fees shall be paid in Company Common Stock, and that each director, within three years after joining the Board, shall have acquired an amount of Company Common Stock equal in value to the annual Board retainer. Directors also receive reimbursement for expenses incurred in connection with attendance. Employees of the Company who are directors are not paid any separate fees for acting as directors.

     In 1995, the Board adopted a Non-Employee Directors' Deferred Compensation Plan permitting Directors to defer receipt of Board fees including Company Common Stock otherwise issuable in payment of Board fees beginning with fees payable after January 1, 1996.

     In January 1998 the Board of Directors adopted the 1998 Performance Stock Option Plan (the "1998 Plan") which was approved by shareholders at the 1998 Annual Meeting of Stockholders. Pursuant to the terms of the Non-Employee Director Program of the 1998 Plan, each new, non-employee director shall be awarded an option to purchase 1,000 shares of the Company's Common Stock upon election as a director. The 1998 Plan further provides that each non-employee director will receive a grant of options to purchase 1,000 shares of Common Stock at the first meeting of the Board of Directors following each Annual Meeting of Stockholders of the Company. Each such option will have a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options granted to non-employee directors shall be non-qualified options with a ten year term. Each option will become exercisable six months after the date of grant, subject to acceleration upon a change in control. In April 1998 the Board of Directors granted options to purchase 1,000 shares of Common Stock under the 1998 Plan to Cyril C. Baldwin, Jr., Rosina B. Dixon, Leon J. Hendrix, Jr., George J. W. Goodman, Kathryn Rudie Harrigan, Ilan Kaufthal, Robert LeBuhn and Dean P. Phypers. These options granted to the Directors have been adjusted to 2,000 shares for the two-for-one stock split in June 1998. During the course of the year, the Board of Directors also granted options to purchase 2,000 shares of Common Stock under the 1998 Plan to Roy W. Haley, William B. Korb and John R. Miller upon their joining the Board.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. The term of office of the directors in Class III expires at this Annual Meeting with the terms of office of the directors in Class I and Class II ending at successive Annual Meetings. At this Annual Meeting four directors in Class III will be elected to hold office until the 2002 Annual Meeting and until their successors shall be elected and qualified. To be elected, each nominee for director requires a majority of the votes cast. Abstentions from voting (but not including broker non-votes) will have the effect of votes against the nominees. The following sets forth with respect to the four persons who have been nominated by the Board of Directors for election at this Annual Meeting and the other directors of the Company certain information concerning their positions with the Company (including its predecessor and now wholly-owned subsidiary CasChem, Inc.) and principal outside occupations and other directorships held.

                  NOMINEES FOR ELECTION TO SERVE AS DIRECTORS
                     UNTIL 2002 ANNUAL MEETING (CLASS III)

     William B. Korb (age 58). Director since January 1999. Director, President and Chief Executive Officer of Gilbarco Inc. since 1987. Prior to joining Gilbarco, the world's leading gasoline pump and dispenser manufacturing company, was Operating Vice President of Reliance Electric Company, a position he held from 1979 to 1987. Director of General Electric Company Inc. USA, Beijing Chang Gi Service Station Equipment Co., Ltd., and Avery India Limited. Member of the Board of Trustees of Guest Services, Inc.

     James A. Mack (age 61). Director, President and Chief Operating Officer of the Company since joining the Company in February 1990 and Chief Executive Officer since April 1995. Prior thereto with Olin Corporation, a manufacturer of chemical and other products since 1984 as Vice President, Specialty Chemicals and, more recently, Vice President, Performance Chemicals. Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association. Member of the Board of Trustees of the Michigan Tech Alumni Fund, and currently a member of the Board of Directors of the Chemical Manufacturing Association and Golden Bear Oil Specialties.

     John R. Miller (age 61). Director since 1998. Chairman of the Environmental Committee and member of the Compensation Committee. Founder, President and Chief Executive Office of TBN Holdings Inc., a firm that is engaged in acquiring and consolidating companies in the resource recovery and recycling field. Prior thereto with The Standard Oil Company serving as President and Chief Operating Officer from 1980 until 1986. His post immediately prior to assuming the Presidency was that of Senior Vice President, Technology and Chemicals. Among the other positions held was Vice President of Finance and later as Vice President of Transportation. Director of Eaton Corporation and Waterlink, Inc. Past Director and Chairman of the Federal Reserve Bank of Cleveland.

     Dean P. Phypers (age 70). Director since 1988. Chairman of the Compensation Committee and member of the Environmental and Governance Committees of the Board of Directors. Retired as Senior Vice President and Director of International Business Machines Corporation in February 1987 after 32 years in various positions with that corporation including Chief Financial Officer, member of the Management Committee, Corporate Office contact for international operations and head of the Corporate Operations Staff. Director of American International Group Inc., Bethlehem Steel Corporation and Church & Dwight Co., Inc.

             DIRECTORS SERVING UNTIL 2000 ANNUAL MEETING (CLASS I)

     Cyril C. Baldwin, Jr. (age 71). Director and President (until early 1990) since the Company commenced business in 1981 and Chief Executive Officer since 1984 until his retirement in April 1995. Chairman of the Board since his election in 1991. Director of Church & Dwight Co., Inc. and Congoleum Corporation and a member of NewsBank's Advisory Board.

     George J. W. Goodman (age 68). Director since the Company commenced business in 1981. Member of the Audit, Compensation, and Environmental Committees of the Board of Directors. Since 1971 has been the President and currently is also Chairman and Chief Executive Officer of Continental Fidelity, Inc., an editorial consulting services and products firm. Director of US Airways Group, Inc. and New England Life, and member of the Advisory Council of the Princeton University Center for International Studies.

     Kathryn Rudie Harrigan (age 47). Director since 1994. Member of the Audit, Environmental and Governance Committees of the Board of Directors. Since 1981, Professor, Management of Organizations

Division of the Columbia University Business School, and, since 1993, the Henry
L. Kravis Professor of Business Leadership at Columbia University Business School. Member of the Boards of Johns Manville Corporation and Technical Chemicals and Products.

     Robert LeBuhn (age 66). Director since the Company commenced business in 1981. Chairman of the Governance Committee and member of the Audit and Environmental Committees of the Board of Directors. Retired Chairman, Investor International (U.S.), Inc., a private investment firm. Mr. LeBuhn was President from 1984 to 1993, and Chairman until December 1994. Director of US Air Group, Inc., Acceptance Insurance Companies, Inc., and Enzon, Inc.

             DIRECTORS SERVING UNTIL 2001 ANNUAL MEETING (CLASS II)

     Rosina B. Dixon, M.D. (age 56). Director since 1995 and member of the Audit, Compensation and Environmental Committees of the Board of Directors. Dr. Dixon has been a consultant to the pharmaceutical industry since May 1986. Prior to that time, she was Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. Dr. Dixon previously served as Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, she was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. She is a member of the Boards of Directors of Church & Dwight Co., Inc. and Enzon, Inc.

     Roy W. Haley (age 52). Director since 1998. Chairman, President, and Chief Executive Officer of WESCO Distribution, Inc., an electrical distribution company which is ranked by Forbes as the 54th largest privately owned company. Prior to joining WESCO in 1994, served as President and Chief Operating Officer of American General Corporation, one of the nation's largest consumer financial services organizations. Began his career in 1969 with the management consulting division of Arthur Andersen & Co., where he held various key positions and served as a partner from 1980 until 1988. Director United Stationers, Inc.
(NYSE), Development Dimensions, Inc. and both the National Association of Wholesalers and the National Association of Electrical Distribution Education Foundation.

     Leon J. Hendrix, Jr. (age 57). Director since 1995 and member of the Compensation and Environmental Committees of the Board of Directors. Principal of Clayton, Dubilier & Rice, Inc., a private investment firm, since November 1994. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services, since 1973, where he held a series of executive level positions, most recently Chief Operating Officer and a member of the Board of Directors since 1992. Mr. Hendrix is a member of the Boards of Directors of Keithley Instruments, Inc., NACCO Industries, Inc., CDN Holding Corporation, WESCO Distribution, Inc., RACI Holding, Inc., Remington Arms Co., Riverwood Holding Inc. and Riverwood International Corporation. He is also a member of the Clemson University Board of Trustees, previously served on the Board of Governors of the National Electrical Manufacturers Association and the Board of Directors of the Cleveland Chapter of the American Red Cross.

     Ilan Kaufthal (age 51). Director since the Company commenced business in 1981. Chairman of the Audit Committee and member of the Environmental Committee of the Board of Directors. Vice Chairman of the investment banking firm of Schroder & Co. Incorporated since 1987. Prior to 1987 held various executive positions with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, most recently Senior Vice President and Chief Financial Officer since 1983. Director of United Retail Group, Inc., Russ Berrie & Co., ASI Solutions, Inc. and Pro Team.Com, Inc.

     During 1998, each incumbent director attended more than 90% of the aggregate of the meetings of the Board and Committees of the Board of which such director was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's securities to file reports of ownership and transactions in the Corporation's securities with the Securities and Exchange

Commission and the New York Stock Exchange. Such directors, executive officers and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms received by it, and on written representation from certain reporting persons, the Company believes that during 1998, except for a Director, Kathryn Harringan, who filed a Form 4 late reporting the purchase of 2,000 shares of Common Stock in April of 1998, all
Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were satisfied.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     Cambrex seeks to be a leading supplier of products and services to the life sciences industry, providing superior return to its owners. To achieve this, the Company plans to be among the top quartile of its peers within the industry. To meet these objectives, the Company must be able to attract, motivate and retain personnel with the requisite skills and abilities to enable the Company to achieve superior operating results. Accordingly, the Company's compensation programs are designed to reward above average performance and provide incentive opportunity to be competitive in the labor markets in which the Company participates.

EXECUTIVE COMPENSATION

     The Company's executive compensation administration program involves two components. Annual compensation is in the form of base salary plus a yearly incentive award. Long-term compensation consists of stock options, which are intended to reward executives when improvements in operating performance increase the market value of the Company for its stockholders.

     The accomplishment of results measured against the executives' goals and objectives are reviewed by the Compensation Committee subsequent to review and recommendation from the Office of the Chairman. Executives are rewarded for results achieved that contribute to key operating results, i.e., sales, net income, return on investment, and other assigned goals including but not limited to: service and quality improvement, product and marketing development, technology development, and personnel development. The Company uses independent salary surveys of its Peer Group and a broader range of specialty chemical companies (some 32 companies including Arizona Chemical, Calgon Corporation, FMC Corporation, Freedom Chemical Company, Nalco Chemical Company and Union Camp Corporation) to assist in determining appropriate levels of compensation for each executive position. The Company targets annual executive salaries at the median levels in companies surveyed.

     Annual incentive compensation awards are based on corporate financial performance and individual performance measured against agreed goals and objectives. The achievement of personal objectives determines individual awards. The incentive plan provides a better than average individual award when net income substantially exceeds prior year's earnings. In January 1998 the Committee amended the Company's executive compensation award program to include individual measurements against agreed annual operating goals and longer-term strategic growth objectives. Under this program two-thirds of the award will be based on annual goals and paid in cash, while the remaining one-third will be based on longer-term growth objectives and be awarded in the form of Company stock having a three-year holding period.

     Long-term compensation for executives also includes Company stock option grants, which are awarded based on an individual's position in the Company, the individual's performance, and the number of outstanding stock option awards. Two types of stock options are granted to the executive group. The first type are regular Incentive Stock Options or Non-Qualified Stock Options. The second type of options is available to the Company's most Senior Executives, including those individuals named in the Summary Compensation Table (below). These options become exercisable if the publicly traded share price of the Company's shares exceeds predetermined levels for designated periods of time.

     On April 23, 1998, stockholders approved the 1998 Performance Stock Option Plan (the "1998 Plan") and certain awards thereunder. The 1998 Plan provided that one-third of the approved grants to executives, as later adjusted for the two-for-one stock split in June, 1998, will become subject to exercise if the Company's publicly traded common stock price equals or exceeds an average of $30.00 or above for 20 consecutive trading days commencing with the Shareholder Approval Date and ending on the first anniversary of such date. Similarly, a second one-third, and any of the first one-third of the approved grant awards not otherwise exercisable, will become exercisable if the traded share price equals or exceeds an average of $35 per share for 20 consecutive trading days commencing with the Shareholder Approval Date and ending on the second anniversary of such date. The final one-third of the option awards, and any option awards not otherwise exercisable, will become exercisable if the traded share price equals or exceeds an average price of $40 per share for 20 consecutive trading days commencing with the Shareholder Approval Date and ending on the third anniversary of such date. All options will become exercisable regardless of publicly traded share price on and after January 22, 2007.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Mack, the Company's Chief Executive Officer, received $400,000 in annual salary in 1998. Mr. Mack's salary was determined based upon the same factors used in setting other executive salaries.

     Mr. Mack received an incentive compensation award of $550,000 and 10,417 shares of restricted stock for fiscal 1998. This award reflects Mr. Mack's success in the pursuit of strategic acquisitions and the substantial improvement in financial performance achieved by the Company, as net income was increased from $31,776,000 in 1997 (excluding the $14,000,000 fourth quarter 1997 charge for the value of in-process research and development at the time of the acquisition of BioWhittaker, Inc.) to more than $39,102,000 in 1998. Mr. Mack's annual compensation was directly related to the improvement in earnings in 1998 and the continued international growth of the Company.

POLICY REGARDING SECTION 162(m)

     Based on current levels of base salary and annual bonuses, the Compensation Committee believes that it is highly unlikely that the Company will pay compensation to any of its executive officers for 1999 services in excess of one million dollars. Thus, the Compensation Committee has recommended no adjustment with respect to 1999 cash compensation in light of the limitation on deductibility of compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code. However, the 1993 Senior Executive Stock Option Plan, the 1994 Stock Option Plan, the 1996 Performance Stock Option Plan and the 1998 Performance Stock Option Plan were designed and stockholder approval was obtained at the 1994, 1996 and 1998 Annual Meetings in order that options granted thereunder would be exempt from the limitations contained in
Section 162(m) of the Internal Revenue Code.

                             COMPENSATION COMMITTEE

                           DEAN P. PHYPERS, CHAIRMAN
                             ROSINA B. DIXON, M.D.
                              GEORGE J.W. GOODMAN
                              LEON J. HENDRIX, JR.
                                 JOHN R. MILLER

     The following table summarizes the compensation earned by the Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the previous three fiscal years for services in such capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                             ----------------------------------
                                                ANNUAL COMPENSATION                       SECURITIES
                                          --------------------------------                  UNDER-
                                                                 OTHER       RESTRICTED     LYING      PAYOUTS-
                                                                 ANNUAL        STOCK       OPTIONS       LTIP      ALL OTHER
                                          SALARY     BONUS    COMPENSATION    AWARD(S)      /SARS      PAYOUTS    COMPENSATION
    NAME AND PRINCIPAL POSITION    YEAR     ($)       ($)         ($)           ($)          (#)         ($)       ($)(1)(2)
    ---------------------------    ----   -------   -------   ------------   ----------   ----------   --------   ------------
  James A. Mack..................  1998   400,000   550,000     - 0 -         250,000      160,000     - 0 -         7,200(2)
  President and Chief              1997   340,000   350,000     - 0 -         - 0 -        - 0 -       - 0 -         7,200(2)
  Executive Officer                1996   315,000   500,000     - 0 -         - 0 -        - 0 -       - 0 -         6,750(2)
  Claes Glassell.................  1998   273,895   260,000     - 0 -          90,000       80,000     - 0 -         7,200(2)
  President, Pharmaceutical &      1997   262,790   225,000     - 0 -         - 0 -        - 0 -       - 0 -         7,200(2)
  Fine Chemicals Group             1996   257,790   300,000      31,144       - 0 -        - 0 -       - 0 -       - 0 -
  Steven M. Klosk................  1998   227,083   260,000     - 0 -          90,000       80,000     - 0 -         7,200(2)
  Executive Vice President,        1997   206,250   225,000     - 0 -         - 0 -        - 0 -       - 0 -         7,200(2)
  Administration                   1996   181,250   300,000     - 0 -         - 0 -        - 0 -       - 0 -         6,750(2)
  Douglas H. MacMillan(3)........  1998   225,000   235,000     - 0 -          60,000       80,000     - 0 -         7,200(2)
  Vice President & CFO             1997   155,833   175,000     - 0 -         - 0 -        - 0 -       - 0 -         2,373(2)
  Peter E. Thauer................  1998   185,833   225,000     - 0 -          75,000       80,000     - 0 -         7,200(2)
  Vice President, Law and          1997   177,167   200,000     - 0 -         - 0 -        - 0 -       - 0 -         7,200(2)
  Environment, General Counsel &   1996   168,333   300,000     - 0 -         - 0 -        - 0 -       - 0 -         6,750(2)
  Secretary

---------------
(1) The rules require disclosure only when the aggregate value of these items exceeds the lesser of $50,000 or 10% of annual salary and bonus.
(2) Amounts indicated are attributable to Company contributions under the Company's Savings Plan.
(3) Hired April 14, 1997.

                          OPTION GRANTS IN FISCAL 1998

                              INDIVIDUAL GRANTS(1)

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF RETURN
                                                 % OF                                       OF STOCK PRICE
                                             TOTAL OPTIONS                                 APPRECIATION FOR
                                   OPTIONS    GRANTED TO     EXERCISE OR                    OPTION TERM(2)
                                   GRANTED    EMPLOYEE IN    BASE PRICE    EXPIRATION   -----------------------
NAME                                 (#)      FISCAL YEAR     ($/SHARE)       DATE        5%($)        10%($)
----                               -------   -------------   -----------   ----------   ----------   ----------
James A. Mack....................  160,000       13.0%         22.0625      1/22/08     2,219,998    5,625,911
Claes Glassell...................   80,000        6.5%         22.0625      1/22/08     1,109,999    2,812,955
Steven M. Klosk..................   80,000        6.5%         22.0625      1/22/08     1,109,999    2,812,955
Douglas H. MacMillan.............   80,000        6.5%         22.0625      1/22/08     1,109,999    2,812,955
Peter E. Thauer..................   80,000        6.5%         22.0625      1/22/08     1,109,999    2,812,955

---------------
(1) One-third of each grant will become exercisable if the Company's publicly traded share price equals or exceeds $30 per share for twenty days commencing with a date prior to April 23, 1999; a second one-third (the first one-third if not otherwise exercisable) will become exercisable if the Company's traded share price equals or exceeds $35 per share for twenty days starting with a date prior to April 23, 2000. The final one-third (and any shares not otherwise exercisable) will become exercisable if the Company's traded share price equals or exceeds $40 per share for twenty days commencing with a date prior to April 24, 2001. All shares will become exercisable regardless of traded price on April 23, 2007.

(2) Realizable value is presented net of option exercise price, but before taxes associated with exercise. These amounts represent assumed compounded rates of appreciation and exercise of the options immediately prior to the expiration of their term. Actual gains are dependent on the future performance of Cambrex Stock, overall stock market conditions, and continued employment through the exercise period.

     The following table sets forth information for each Named Executive Officer with regard to the aggregate options exercised during 1998 and the aggregate stock options held as of December 31, 1998.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES(1)

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                SHARES                             OPTIONS/SARS AT       IN-THE-MONEY OPTIONS/SARS AT
                             ACQUIRED ON         VALUE               FY-END (#)                   FY-END ($)
  NAME                       EXERCISE (#)   REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(2)
  ----                       ------------   ---------------   -------------------------  ----------------------------
  James A. Mack............     82,500         1,702,034           292,500/160,000            3,527,344/310,000
  Claes Glassell...........    - 0 -           - 0 -               204,000/ 80,000            2,463,750/155,000
  Steven M. Klosk..........    - 0 -           - 0 -               225,000/ 80,000            2,906,250/155,000
  Douglas H. MacMillan.....    - 0 -           - 0 -               150,000/ 80,000            1,003,125/155,000
  Peter E. Thauer..........      7,000           130,425           224,400/ 80,000            2,895,825/155,000

---------------
(1) Based upon the market value of underlying securities at exercise less the exercise price.

(2) Based upon the closing price ($24.00 per share) on December 30, 1998.

     The following graph compares the Company's cumulative total stockholder return, for a five year period, with a performance indicator of the overall stock market, the S&P Composite Index and a group of peer issuers. Prices are as of December 31 of the year indicated.

                                                      CAMBREX CORP.                PEER GROUP               S&P 500 COMPOSITE
                                                      -------------                ----------               -----------------
31-Dec-93                                                100.000                     100.000                     100.000
31-Dec-94                                                129.480                      84.899                     101.322
31-Dec-95                                                207.250                      98.783                     139.365
31-Dec-96                                                247.347                     103.390                     171.350
31-Dec-97                                                349.161                     123.901                     228.498
31-Dec-98                                                365.906                     107.608                     293.793

     The Company manufactures and markets a broad line of specialty chemicals, fine chemicals and pharmaceutical chemicals and intermediates to a diverse group of customers. Because the Company's products and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company for the above Performance Graph is composed of those companies considered most comparable to the Company in terms of amount of sales, product lines and customers.

     Those companies included in the Peer Group are: Crompton & Knowles Corporation; The Dexter Corporation; Ferro Corporation; Great Lakes Chemical Corporation; Lawter International, Inc.; Rohm and Haas Company; Stepan Company; and Witco Corporation.

RETIREMENT PLANS

     Retirement benefits under the Company's qualified non-contributory pension plan (the "Qualified Plan") are based on an employee's years of service and compensation for such years. "Compensation" for the purposes of the computation of benefits, includes regular compensation, bonuses and overtime, but excludes income attributable to fringe benefits and perquisites. The retirement benefit earned for a given year of service is calculated by multiplying the participant's compensation for the year by 1% and adding to that amount 0.6% of such compensation in excess of the participant's social security covered compensation. Similar amounts are calculated for each year of service and are aggregated to obtain the annual retirement benefit, subject to the limitations imposed by the Employee Retirement Income Security Act of 1974 and related regulations ("ERISA"). For this purpose social security covered compensation is the 35-year average of the social security wage base for the year in which the participant reaches age 65.

     Although compensation includes the items mentioned above, the Qualified Plan limits the maximum amount of compensation which may be taken into account for the purposes of calculating benefits to the ERISA limit, which was $160,000 during 1998. Therefore, any compensation received by any of the Named Executive Officers which exceeds the amount will not be taken into account in the calculation of their benefits under this Plan. A Supplemental Non-Qualified Pension Plan, which became effective on January 1, 1994, provides benefits based on compensation levels above the ERISA maximum compensation level.

     The following table shows the estimated aggregate annual retirement benefits payable under the Company's Qualified and Supplemental Pension Plans to employees listed, assuming they retire at normal retirement age (65), with benefits payable in the form of a life annuity and that pensionable compensation for all years after 1998 will be the same as 1998 pensionable compensation.

                               PENSION PLAN TABLE

                                                                      PROJECTED
                                              1998 PENSIONABLE    ANNUAL BENEFITS AT
NAME                                          COMPENSATION ($)        AGE 65 ($)
----                                          ----------------    ------------------
James A. Mack...............................      749,984              137,716
Claes Glassell..............................      498,876              149,779
Steven M. Klosk.............................      452,082              196,382
Douglas H. MacMillan........................      399,988               80,923
Peter E. Thauer.............................      385,833               88,507

DEFERRED COMPENSATION PLAN

     The Company has established a non-qualified Deferred Compensation Plan for Key Executives (the "Deferred Plan"). Under the Deferred Plan, officers and key employees may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary (other than the minimum required Social Security contributions and $10,000). The deferred amount is invested in Fidelity Mutual Funds available under the Cambrex Savings Plan, except for the Cambrex Stock Fund. During 1995 the Board amended the Deferred Plan to permit officers and key employees to elect to defer Company stock which would otherwise have issued upon the exercise of Company stock options. The stock deferred will be held in a Company Stock Account, or could be sold and the proceeds placed in another available Fidelity Fund. Transfers into the Company Stock Account are not permitted. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund to protect the account balance in the case of a change of control of the Company.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with a number of key employees, including the Named Executive Officers, with the objective of preserving management stability in the event of a threatened or actual change of control of the Company. Under each agreement, in the event of a change of control of the Company (defined in the agreement to include certain events involving changes in ownership of the Company's stock or the composition of the Company's Board of Directors or other structural changes, but, in any case, with the Board having discretion to find other events to constitute a change of control) the employee is awarded a three-year contract of employment in substantially the same position he had prior to the start of the employment contract term. The contract of employment is at a monthly salary not less than the highest monthly salary earned by the employee during the 12 months preceding the start of the employment contract term and provides for an annual bonus and benefits comparable to those pertaining to the employee prior to the start of the employment contract term. In addition, in the event of a change of control, performance options including those granted under the 1998 Performance Stock Option Plan will become immediately exercisable regardless of publicly traded share price.

     In the event that at any time during the employment contract term, the employee's employment is terminated (i) by the Company (other than by reason of disability or for cause), or (ii) by the employee by reason of the Company's violation of the terms of the employment contract, or (iii) by the employee during the thirteenth month of the employment contract term, with or without reason, the employee will be entitled to a lump sum payment in an amount equal to the sum of (a) a ratable portion of the amount of the highest annual bonus paid to the employee during the three years prior to the year of termination, based upon the elapsed time in the year of termination, (b) up to three times the annual salary under the contract and three times such highest annual bonus, which amount declines ratably over a 36 month term for each month the employee remains employed by the Company following the first anniversary of the start of the employment contract term, and (c) the present value of the pension benefit lost by the employee by reason of the early termination of employment. In the event of such termination the employee will also be entitled to the employment benefits, such as health insurance and life insurance, to which he would have been entitled had his employment not been terminated, and to the immediate right to exercise any employee stock options notwithstanding their stated exercisability in installments. Additionally, the employment contracts provide for an additional payment to the employee to cover any excise tax payable by the employee on so-called excess golden parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended.

MANAGEMENT CONTRACTS

     During 1990 the Board of Directors authorized an agreement with Mr. Baldwin pursuant to which he might, at his election and at any time after January 1, 1994, enter into a consulting arrangement with the Company upon his resignation as an employee. Pursuant to this agreement Mr. Baldwin was obligated to provide certain financial, consulting and advisory services to the Company as determined by the Chief Executive Officer. The contract continued for the remainder of Mr. Baldwin's life at an annual fee of $140,000. In 1994 the Company reached agreement with Mr. Baldwin to restate his consulting arrangement. Under the restated arrangement, he entered into two agreements at the prior rate, the first providing for consulting services while he is able to provide such services and the second providing an additional retirement benefit for the remainder of his lifetime.

     Mr. Baldwin retired as Chief Executive Officer, on April 1, 1995 and as an employee of the Company, effective April 30, 1995 and elected to begin receiving payments under the agreement at that time. During 1998 Mr. Baldwin received $140,000 in consulting payments.

     At a meeting held on January 26, 1995, the Board of Directors authorized similar agreements with Mr. Mack at an annual rate of $100,000.

                                  APPROVAL OF
                            APPOINTMENT OF AUDITORS

     The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected PricewaterhouseCoopers L.L.P. to be the Company's independent accountants for 1999, subject to the approval of the stockholders.

     PricewaterhouseCoopers L.L.P. was engaged on March 19, 1992. A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

STOCKHOLDER PROPOSALS FOR 2000

     Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company not later than November 22, 1999, in order to be included in the Company's Proxy Statement for the 2000 Annual Meeting. In addition, the Company's By-laws provide that any stockholder wishing to present a nomination for the office of director before a stockholder meeting for a vote must give the Company at least 90 days advance notice, any stockholder wishing to bring a proposal or other business before a stockholder meeting for a vote must give the Company at least 60 days advance notice, and that both such notices must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of such By-law provisions from the Secretary of Cambrex Corporation.

                                                 By Order of the Board of
                                                 Directors.

                                                       Peter E. Thauer,
                                                           Secretary

March 19, 1999

     UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 1998. REQUESTS SHOULD BE DIRECTED TO MR. DOUGLAS MACMILLAN, VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING THE SAME.

                               CAMBREX CORPORATION

     SOLICITED BY BOARD OF DIRECTORS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned stockholder of Cambrex Corporation, (the "Company") hereby appoints C. C. Baldwin, Jr., J. A. Mack and D. H. MacMillan, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of the Company to be held on April 22, 1999 at 1:00 p.m. in the Bergen Room at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 19, 1999.

         THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 4 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1), AND "FOR" APPROVAL OF THE SELECTION OF ACCOUNTANTS (PROPOSAL NO. 2), UNLESS OTHERWISE MARKED.

 PLEASE COMPLETE AND SIGN PROXY ON REVERSE SIDE AND RETURN IN ENCLOSED ENVELOPE.


                                                                SEE REVERSE SIDE

/X/ Please mark your votes as in this example.


1.  ELECTION OF        FOR / /              WITHHOLD / /
    DIRECTORS


Nominees:   William B. Korb, James A. Mack, John R. Miller, Dean P. Phypers


2. Approval of the appointment of PricewaterhouseCoopers L.L.P. as independent public accountants for 1999


FOR / /                AGAINST / /          ABSTAIN / /


For except vote withheld from the following nominee(s)

________________

Signature(s) _______________________________ Date_______

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.